U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Earliest event reported): September 19, 2000


                             EBIZ ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Nevada                     0-27721                       84-1075269
(State of Incorporation)    (Commission File Number)          (I.R.S. Employer
                                                             Identification No.)

                              15695 North 83rd Way
                            Scottsdale, Arizona 85260
                    (Address of Principal/Executive Offices)


                                 (480) 778-1000
               (Registrant's Telephone Number Including Area Code)
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ITEM 2. ACQUISITION OF ASSETS

     On September 19, 2000, Ebiz Enterprises, Inc. ("EBIZ") acquired from Caldera Systems, Inc. ("CALDERA") all of the intellectual property and certain other specified assets related to Caldera's proprietary marketing and distribution concept known as the Electronic Linux Marketplace ("ELM"). Ebiz intends to operate these assets as a separate wholly owned corporation to be known as partnerAxis, inc. partnerAxis will serve as a business-to-business Web-based provider of knowledge exchange, Linux product sales, advertising, membership and channel development. The ELM concept is intended to be a unique virtual community specifically designed to attract users, manufacturers and electronic solution providers, and to provide information and support to develop and market Linux solutions (and other innovations). Dean Taylor, a former Vice President of Caldera, along with other Caldera employees, will join Ebiz as a part of the transaction and serve as Executive Vice President of partnerAxis. Mr. Taylor will be heading partnerAxis operations.

     Ebiz issued 1,000,000 shares of its common stock to Caldera as consideration for the ELM assets. Up to 4,000,000 additional shares of Ebiz's common stock may be issued to Caldera based on the earnings performance of partnerAxis during the period from December 15, 2000 to December 15, 2001. The precise number of additional shares to be issued will be determined by a formula based on the actual partnerAxis earnings and the market price for Ebiz's common stock.

     The ELM assets consist principally of ideas, concepts, software systems and other intellectual property related to the ELM. Certain specified computer and office equipment were also acquired by Ebiz.

ITEM 5. OTHER EVENTS

     Simultaneously with the acquisition of the ELM assets described above, Ebiz issued 3,000,000 shares of its common stock to Caldera in exchange for Caldera's investment of $3,000,000 cash. The proceeds from this investment are segregated and will be used exclusively to fund and develop partnerAxis and the ELM.

     Also in connection with this transaction, Ransom Love, Caldera's President and Chief Executive Officer, is to be appointed to Ebiz's board of directors.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2000.                 EBIZ ENTERPRISES, INC.



                                        By: /s/ Jeffrey I. Rassas
                                            ------------------------------------
                                            Jeffrey I. Rassas
                                            Chief Executive Officer